Exhibit 10.48.6

Endo Pharmaceuticals Inc.	February 19, 2008

100 Painters Drive

Chadds Ford PA 19317

Attn: Chief Legal Officer

Copy:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York NY 10036 Attn: Eileen Nugent and Bruce Goldner

Dear Sirs,

Co-Promotion Agreement

We refer to our co-promotion agreement dated 1st July 2005 relating to the co-promotion of frovatriptan in the U.S.A (the “Co-Promotion Agreement”).

Pursuant to Clause 9.3 of the Co-Promotion Agreement we hereby agree to cease our co-promotion of frovatriptan in the U.S.A. and to terminate the Co-Promotion Agreement with effect from February 19, 2008.

Please confirm your agreement to this termination and its effective date by countersigning a copy of this letter and returning it to us.

Yours faithfully,

for and on behalf of Vernalis Development Ltd.

/s/ A. J. Weir

Director

Agreed for and on behalf of Endo Pharmaceuticals Inc.

/s/ Charles A. Rowland

EVP, CFO & Treasurer	(title)

2-19-08	(date)